Exhibit 2(a)

REGAN HOLDING CORP.
1998 STOCK OPTION PLAN
(As Amended and Restated Effective July 13, 2001)

   I. ESTABLISHMENT OF PLAN; DEFINITIONS

      1. Purpose. The purpose of the Regan Holding Corp. 1998 Stock Option Plan is to provide an incentive to Employees and Directors of Regan Holding Corp. and its Affiliates who are in a position to contribute materially to the long-term success of the Corporation and/or its Affiliates, to increase their interest in the welfare of the Corporation and its Affiliates and to aid in attracting and retaining Employees and Directors of outstanding ability.

      2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

a. “Affiliate” shall mean any parent or subsidiary of the Corporation which meets the requirements of Section 425 of the Code.

b. “Board” shall mean the Board of Directors of the Corporation.

c. “Cause” shall mean repeated failure to properly perform assigned duties, gross negligence, insubordination, and commission of a felony or any act injurious to the Corporation or an Affiliate involving dishonesty or breach of any duty of confidentiality or loyalty.

d. “Change of Control” shall mean the happening of any of the following events:

(i) the Corporation receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of thirty percent or more of the total combined voting power of all classes of stock of the Corporation;

(ii) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Corporation or a wholly-owned subsidiary of the Corporation, purchases shares of any common stock of the Corporation (or securities convertible into common stock) pursuant to a tender offer or exchange offer for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent or more of the total combined voting power of all classes of stock of the Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

(iii) the shareholders of the Corporation approve (a) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; or

(iv) there shall have been a change in a majority of the members of the Board of Directors of the Corporation within a 24 month period unless

2(a)-1

the election or nomination for election by the Corporation’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 24 month period.

e. “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

f. “Committee” shall mean a committee designated by the Board which committee shall administer the Plan as set forth in Section 4 of this Article I of the Plan.

g. “Corporation” shall mean Regan Holding Corp., a California corporation.

h. “Director” shall mean any individual who is a member of the Board and/or a member of the Board of Directors of an Affiliate.

i. “Disability” shall mean the inability of an individual to provide meaningful service for the Corporation due to a medically determinable physical or mental impairment, which service is reasonably consistent with the individual’s past service for the Corporation, training and experience. Such determination of disability shall be made by the Committee. Notwithstanding the foregoing, if an individual qualifies for Federal Social Security disability benefits or for payments under a long-term disability income Plan of the Corporation or the Affiliate which employs such individual, based upon his physical or mental condition, such individual shall be deemed to suffer from a Disability hereunder.

j. “Employee” shall mean any employee, including officers, of the Corporation or any of its Affiliates.

k. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

l. “Fair Market Value” shall mean on any date, (i) if the Stock is not listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the fair market value of the Stock on that date as determined by the Board, or (ii) if the Stock is listed on a national securities exchange or is quoted on NASDAQ, the closing price reported on the composite tape for issues listed on such exchange on such date, or the closing price or the average of the closing dealer “bid” and “asked” prices of the Stock on the date of grant as quoted by NASDAQ, or if no trades shall have been reported for such date, on the next preceding date on which there were trades reported; provided, however, that if no quotations shall have been made within the 10 business days preceding such date, the Fair Market Value shall be determined by the Board as provided in clause (i) above.

m. “Grantee” shall mean an Employee or Director who has been granted a Stock Option under the Plan.

n. “Incentive Stock Option” shall mean a Stock Option granted pursuant to the Incentive Stock Option provisions as set forth in Article II of the Plan.

o. “Non-Qualified Stock Option” shall mean a Stock Option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Article III of the Plan.

p. “Option Period” shall mean the term of a Stock Option as fixed by the Committee.

q. “Plan” shall mean the Regan Holding Corp. 1998 Stock Option Plan as set forth herein and as amended from time to time.

r. “Stock” shall mean authorized but unissued shares of the Series A Common

2(a)-2

Stock of the Corporation, no par value, or reacquired shares of the Corporation’s Series A Common Stock.

s. “Stock Option” shall mean an option, which shall include Non-Qualified Stock Options and Incentive Stock Options, granted pursuant to the Plan to purchase shares of Stock.

t. “Stock Option Agreement” shall mean the written instrument evidencing the grant of one or more Stock Options under the Plan and which shall contain the terms and conditions applicable to such grant.

u. “Ten Percent Shareholder” shall mean an Employee or Director who at the time a Stock Option is granted thereto owns stock possessing more than 10% of the total combined voting power of all stock of the Corporation or of its Affiliates.

      3. Shares of Stock Subject to the Plan. There are hereby reserved for issuance under the Plan 8,500,000 shares of Stock. Subject to the provisions of Section 1 of Article IV, the Stock which may be issued pursuant to Stock Options authorized to be granted under the Plan and the Stock which is subject to outstanding but unexercised Stock Options under the Plan shall not exceed 8,500,000 shares of Stock in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of Stock as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of Stock Options.

   Notwithstanding the provisions of this Section, at no time shall the total number of shares of Stock issuable upon exercise of all outstanding stock options issued by the Corporation and the total number of shares provided for under any stock bonus or similar plan maintained by the Corporation exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations based on the number of shares of the Corporation outstanding at the time the calculation is made.

      There shall be no terms and conditions in a Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.

      4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to determine the eligibility of Employees and Directors to participate in the Plan, to grant Stock Options under the Plan and to determine whether Stock Options granted under the Plan shall be Non-Qualified Stock Options or Incentive Stock Options, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Stock Option Agreements and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and at the sole discretion of the Committee. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Grantees and all person(s) claiming under or through any Grantees.

      There shall be 2 Committees under the Plan. Solely with respect to the participation in the Plan of Employees and Directors who are subject to Section 16 of the Exchange Act or any successor statute (“Section 16”), a special Committee comprised solely of 2 or more “non-employee directors” (as such term is defined in Rule 16b-3(d)(1) promulgated by the Securities and Exchange Commission under the Exchange Act) shall administer the Plan solely for purposes of the Plan and the Stock Options granted under the Plan to satisfy the applicable requirements of Rule 16b-3 promulgated by the Securities Exchange Commission under the Exchange Act (“Rule 16b-3”) with respect to such Employees and Directors. For all other purposes of the Plan, a committee comprised of 3 or more officers of the Corporation designated by the Board shall serve as the Committee. Notwithstanding anything contained in this Section 4 to the contrary, no member of the Committee shall have the authority to render any decision with respect to his or her participation in or entitlement to benefits under the Plan.

2(a)-3

      5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided, however, that no such action shall adversely affect the right of any Grantee under any Stock Option previously granted thereto hereunder.

      6. Effective Date of Plan. The Plan became effective on January 1, 1998; this amendment and restatement of the Plan shall become effective on November 1, 1998, subject to approval of the shareholders of the Corporation.

II. INCENTIVE STOCK OPTION PROVISIONS

      1. Granting of Incentive Stock Options.

a. Solely Employees of the Corporation or its Affiliates shall be eligible to receive Incentive Stock Options under the Plan.

b. When granting an Incentive Stock Option, the Committee shall determine the purchase price of the Stock subject thereto, provided, that the purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; and provided, further, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

c. No Incentive Stock Option shall be exercisable more than 10 years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than 5 years from the date the Incentive Stock Option was granted.

d. The Committee shall determine and shall designate from time to time those Employees who are to be granted Incentive Stock Options and shall specify the number of shares of Stock subject to each Incentive Stock Option.

e. Notwithstanding any other provisions hereof, the aggregate Fair Market Value (determined at the time the option is granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all such plans of the Corporation and its Affiliates) shall not exceed $100,000.

f. The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, shall specify the installment dates, and, within the limitations herein provided, shall determine the total period during which the Incentive Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee or necessary to qualify its grants under the provisions of Section 422 of the Code.

g. The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options whether such prior Incentive Stock Options or other options are still outstanding, have previously been exercised in whole or in part or are canceled in connection with the issuance of new Incentive Stock Options. The purchase price of the new Incentive Stock Options may be established by the Committee without regard to the existing Incentive Stock Options or other options.

      2. Exercise of Incentive Stock Options. The purchase price of Stock subject to an Incentive Stock Option shall be payable on exercise of the Option in cash or by check, bank draft or postal or express money order. The Committee, in its discretion, may permit a Grantee to make partial or full payment of the purchase price by the surrender of Stock owned by the Grantee prior to the date of exercise. Shares of Stock surrendered in payment of the purchase price as provided above shall be valued at the Fair Market Value thereof on the date of

2(a)-4

exercise. Surrender of such stock shall be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

      3. Termination of Employment. Except as provided otherwise in the applicable Stock Option Agreement (in which case the provisions of the Stock Option Agreement shall control over the provisions of this Section 3):

a. If a Grantee’s employment with the Corporation or an Affiliate is terminated for Cause, all then outstanding Incentive Stock Options held by the Grantee shall expire immediately and such Stock Options shall not be exercisable after the date of the termination of Grantee’s employment. If the Grantee shall have voluntarily terminated employment with the Company other than by retirement at or after age 62, such Incentive Stock Options must be exercised within 30 days after such termination of employment (but in no event after expiration of the Option Period) and shall be exercisable only to the extent such Incentive Stock Options were exercisable as of the date of such termination or they shall be forfeited.

b. If the employment of any Grantee who is an officer or director of the Corporation or an Affiliate is terminated by reason of death, Disability, or retirement at or after age 62, notwithstanding the otherwise applicable vesting periods set forth in the Stock Option Agreement, all Incentive Stock Options held by such Grantees shall immediately vest and become fully exercisable. Such Incentive Stock Options must be exercised within 6 months after such termination of employment (but in no event after expiration of the Option Period) and shall be exercisable only to the extent such Incentive Stock Options were exercisable as of the date of such termination or they shall be forfeited.

If the employment of any Grantee who is not an officer or director of the Company or an Affiliate is terminated by reason of death, Disability, or retirement at or after age 62, such Incentive Stock Options must be exercised within 6 months after such termination of employment (but in no event after expiration of the Option Period) and shall be exercisable only to the extent such Incentive Stock Options were exercisable as of the date of such termination.

c. If a Grantee’s employment with the Corporation or an Affiliate is terminated for any reason other than as set forth in subparagraph (a) or subparagraph (b) of this Section 3, only those Incentive Stock Options held by the Grantee which were vested and fully exercisable at the date of the Grantee’s termination shall be exercisable by the Grantee following the termination of the Grantee’s employment; provided, however, that such Incentive Stock Options must be exercised by the earlier of (i) 3 months from the date of the Grantee’s termination, or (ii) the expiration of the Option Period, or they shall be forfeited.

III. NON-QUALIFIED STOCK OPTION PROVISIONS

      1. Granting of Non-Qualified Stock Options.

a. Employees and Directors of the Corporation or its Affiliates shall be eligible to receive Non-Qualified Stock Options under the Plan.

b. The Committee shall determine and shall designate from time to time those Employees and Directors who are to be granted Non-Qualified Stock Options and shall specify the number of shares of Stock subject to each Non-Qualified Stock Option.

c. The Committee may grant at any time new Non-Qualified Stock Options to an Employee or Director who has previously received Non-Qualified Stock Options or other options, whether such prior Non-Qualified Stock Options or other options are still outstanding, have previously been exercised in whole or in part or are canceled in connection with the issuance of new Non-Qualified Stock Options.

2(a)-5

d. When granting a Non-Qualified Stock Option, the Committee shall determine the purchase price of the Stock subject thereto.

e. The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee.

      2. Exercise of Non-Qualified Stock Options. The purchase price of Stock subject to a Non-Qualified Stock Option shall be payable on exercise of the Option in cash or by check, bank draft or postal or express money order. The Committee, in its discretion, may permit a Grantee to make partial or full payment of the purchase price by the surrender of Stock owned by the Grantee prior to the date of exercise. Shares of Stock surrendered in payment of the purchase price as provided above shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such to be evidenced by delivery of the certificates(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

      3. Termination of Employment or Director Status. Except as provided otherwise in the applicable Stock Option Agreement (in which case the provisions of the Stock Option Agreement shall control over the provisions of this Section 3):

a. If the employment or status as a Director of any Grantee who is an officer or director of the Corporation or an Affiliate is terminated by reason of death, Disability, or retirement at or after age 62, notwithstanding the otherwise applicable vesting periods set forth in the Stock Option Agreement, all Non-Qualified Stock Options held by such Grantees shall immediately vest and become fully exercisable. Such Non-Qualified Stock Options must be exercised within 6 months after such termination of employment (but in no event after expiration of the Option Period) and shall be exercisable only to the extent such Non-Qualified Stock Options were exercisable as of the date of such termination or they shall be forfeited.

If the employment of any Grantee who is not an officer or director of the Company or an Affiliate is terminated by reason of death, Disability, or retirement at or after age 62, such Non-Qualified Stock Options must be exercised within 6 months after such termination of employment (but in no event after expiration of the Option Period) and shall be exercisable only to the extent such Non-Qualified Stock Options were exercisable as of the date of such termination.

b. If a Grantee’s employment with the Corporation or an Affiliate or status as a Director is terminated for Cause, all then outstanding Non-Qualified Stock Options held by such Grantee shall expire immediately and such Non-Qualified Stock Options shall not be exercisable after the date of the termination of the Grantee’s employment or status as a Director. If the Grantee shall have voluntarily terminated employment with the Company other than by retirement at or after age 62, such Non-Qualified Stock Options must be exercised within 30 days after such termination or employment (but in no event after expiration of the Option Period) or they shall be forfeited.

c. If a Grantee’s employment with the Corporation or an Affiliate or status as a Director is terminated for any reason other than as set forth in subparagraph (a) or subparagraph (b) of this Section 3, only those Non-Qualified Stock Options held by the Grantee which were vested and fully exercisable at the date of the Grantee’s termination shall be exercisable by the Grantee following the termination of the Grantee’s employment or status as a Director; provided, however, that such Non-Qualified Stock Options must be exercised by the earlier of (i) 3 months from the date of the Grantee’s termination, or (ii) the expiration of the Option Period, or they shall be forfeited.

2(a)-6

IV. GENERAL PROVISIONS

      1. Recapitalization Adjustments.

a. In the event of any change in capitalization affecting the Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Stock, the Board shall authorize and make such proportionate adjustments, if any, as the Board deems appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of Stock for which Stock Options in respect thereof may be granted under the Plan, the number of shares of Stock covered by each outstanding Stock Option, and the purchase price per share of Stock in respect of outstanding Stock Options.

b. Any provision hereof to the contrary notwithstanding, in the event the Corporation is a party to a merger or other reorganization, outstanding Stock Options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Stock Options by the surviving corporation or its parent, for their continuation by the Corporation (if the Corporation is a surviving corporation) for accelerated vesting and accelerated expiration or for settlement in cash; provided, however, that any accelerated vesting of such Stock Options shall be limited to officers and directors of the Corporation.

      2. General.

a. Each Stock Option shall be evidenced by a Stock Option Agreement.

b. The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained as an Employee or Director, and all Employees and Directors shall remain subject to discharge or removal to the same extent as if the Plan were not in effect.

c. No Employee or Director, and no beneficiary or other person claiming under or through him or her, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Corporation, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the exercise of any Stock Option.

d. No Stock Option or right under the Plan shall or may be sold, exchanged, assigned, pledged, encumbered, or otherwise hypothecated or disposed of except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime only by the Grantee or his conservator.

e. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

(1) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

(2) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

2(a)-7

(3) Each stock certificate issued pursuant to a Stock Option shall bear such legends which the Corporation shall determine, in its absolute discretion, are necessary or advisable, or which in the opinion of counsel to the Corporation are required under applicable federal or state securities laws.

f. All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Committee, in its sole discretion, deems necessary to be withheld in order to comply with any applicable statutes or regulations with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment or settlement of any kind otherwise due to such person all or part of the amount required to be withheld. If the Committee, in its sole discretion, permits shares of Stock to be used to satisfy any such tax withholding, such Stock shall be valued based upon the Fair Market Value of such Stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Corporation shall not be required to issue Stock until such obligations are satisfied.

g. In the case of a grant of a Stock Option to any Employee or Director of an Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Option to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares to the Employee or Director in accordance with the terms of the Stock Option specified by the Committee pursuant to the provisions of the Plan.

h. A Grantee entitled to Stock as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as otherwise provided herein. The Corporation shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

i. The Plan and the grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable California law.

j. Should the participation of any Employee or Director in the Plan be subject to Section 16, it is the express intent of the Corporation that the Plan and the Stock Options granted under the Plan satisfy and be interpreted in a manner to achieve the result that the applicable requirements of Rule 16b-3 shall be satisfied with respect to such Employees and Directors, with the result that such Employees and Directors shall be entitled to the benefits of Rule 16b-3 or other applicable exemptive rules under Section 16. If any provision of the Plan or of any Stock Option would otherwise frustrate or conflict with the intent of the Corporation expressed in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, the provision shall, solely with respect to Employees and Directors subject to Section 16, be deemed void.

k. Any Person that receives the Corporation’s securities pursuant to this Plan shall receive financial statements of the Corporation at least annually; provided, however, that the Corporation need not provide such financial statements to its key individuals whose duties in connection with the Corporation assure them access to equivalent information.

2(a)-8